Filed Pursuant to Rule 424(b)(3)
Registration No. 333-262438

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 1, 2022)

159,207,329 Shares of Common Stock
5,500,000 Warrants to Purchase Shares of Common Stock

This prospectus supplement (this “Prospectus Supplement”) supplements the prospectus dated April 1, 2022 (as supplemented to date, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-262438) filed with the Securities and Exchange Commission (the “Commission”) on January 31, 2022 and declared effective by the Commission on February 9, 2022, as amended by Post-Effective Amendment No. 1 to Form S-1 filed with the Commission on March 28, 2022 and declared effective by the Commission on April 1, 2022.

The Prospectus and this Prospectus Supplement relate to the offer by us of, and the resale by Selling Securityholders of: (i) 5,500,000 shares of Common Stock issuable upon the exercise of an aggregate of 5,500,000 warrants held by GM Sponsor II, LLC and HRM Holdings II, LLC, each of which is exercisable at a price of $11.50 per share (the “Private Placement Warrants”), (ii) 9,000,000 shares of Common Stock issuable upon the exercise of an aggregate of 9,000,000 warrants, each of which is exercisable at a price of $11.50 per share (the “Public Warrants”), (iii) 2,475,000 shares of Common Stock issuable upon the exercise of an aggregate of 2,475,000 warrants issued in connection with the funding of certain delayed draw subordinated secured notes, each of which is exercisable at a price of $12.50 per share (the “Delayed Draw Warrants”), (iv) 425,706 shares of Common Stock issuable upon exercise of warrants assumed by us in connection with the business combination transaction (the “Business Combination”) among us, Sunshine Merger Sub I Inc., Sunshine Merger Sub II, LLC and Sonder Operating Inc. (formerly known as Sonder Holdings Inc., “Legacy Sonder”) (the “Assumed Warrants” and together with the Private Placement Warrants, Public Warrants, Delayed Draw Warrants, the “Warrants”), and (v) 20,336 shares of Common Stock issuable upon the exercise of certain outstanding options to purchase Common Stock held by individuals who terminated their employment with Legacy Sonder prior to the Business Combination (the “Former Employee Options”).

The Prospectus and this Prospectus Supplement also relate to the resale from time to time by Selling Securityholders of: (i) 32,216,785 shares of Common Stock purchased at the Business Combination Closing Date by a number of subscribers pursuant to separate subscription agreements (the “PIPE Shares”), (ii) 9,972,715 shares of Common Stock held by GM Sponsor II, LLC, HRM Holdings II, LLC and certain former independent directors, (iii) an aggregate of 68,107,380 shares of Common Stock beneficially owned by certain former stockholders of Legacy Sonder; (iv) up to 7,272,691 shares which are issuable to certain former stockholders of Legacy Sonder upon the achievement of certain trading price targets for our Common Stock (the “Earn Out Shares”); (v) an aggregate of 22,387,448 shares of Common Stock issuable upon exchange of Canada Exchangeable Shares to certain former stockholders of Legacy Sonder; (vi) an aggregate of 1,829,268 shares of Common Stock transferred by Francis Davidson pursuant to a stock transfer agreement dated April 2021; and (vii) 5,500,000 Private Placement Warrants.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from the exercise of the Warrants and Former Employee Options if the Warrants and Former Employee Options are exercised for cash. We will pay the expenses associated with registering the sales by the Selling Securityholders, as described in more detail in the section titled “Use of Proceeds” appearing elsewhere in the Prospectus.

This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement. This Prospectus Supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Current Report on Form 8-K

On August 10, 2022, we filed a Current Report on Form 8-K with the Commission. The portion of the text of such Form 8-K that is treated as “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is attached hereto.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. In reviewing the Prospectus and this Prospectus Supplement, you should carefully consider the matters described under the heading “Risk Factors” beginning on page 18 of the Prospectus.

You should rely only on the information contained in the Prospectus, this Prospectus Supplement or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 10, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 10, 2022

SONDER HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware		001-39907	85-2097088
(State or other jurisdiction of incorporation)		(Commission File Number)	(I.R.S. Employer Identification No.)

101 15th Street
San Francisco,	California		94103
(Address of principal executive offices)			(Zip Code)
(617) 300-0956
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

x	Pre–commencements communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SOND	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	SONDW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01    Other Events.

On August 10, 2022, Sonder Holdings Inc. (the “Company”) announced that employees of the Company and its affiliates will be invited to participate in a voluntary, one-time opportunity to exchange certain outstanding options (“Eligible Options”) for new stock options ( “New Options”) pursuant to an option exchange program (the “Option Exchange Program”).
Eligible participants will be permitted to exchange certain Eligible Options for New Options on a one-for-one basis. The New Options will have an exercise price equal to the closing price of the Company’s common stock as reported on The Nasdaq Global Select Market on the grant date of the New Options. The criteria for eligible participants and other terms of the Option Exchange Program are still being finalized and are subject to final approval by the Company’s board of directors, and will be announced in a Tender Offer Statement on Schedule TO in connection with the commencement of the Option Exchange Program.
Attached as Exhibit 99.1 and incorporated by reference herein is an email communication regarding the proposed Option Exchange Program that Francis Davidson, CEO, sent to Sonder employees on August 10, 2022. The communication does not constitute an offer to holders of the Company’s outstanding stock options to exchange those stock options for New Options.
The Option Exchange Program has not yet commenced and, subject to final approval by the Company’s board of directors, will only be made pursuant to the terms and conditions set forth in the Tender Offer Statement on Schedule TO, including the Offer to Exchange, and other related materials filed with the Securities and Exchange Commission (“SEC”) and sent to eligible participants. At the time the Option Exchange Program begins, the Company will provide eligible participants with written materials explaining the terms of the Option Exchange Program. Eligible participants should read these written materials carefully when they become available because they will contain important information about the Option Exchange Program. The Company will also file these written materials with the SEC as part of a Tender Offer Statement upon commencement of the Option Exchange Program. These materials will be available free of charge at www.sec.gov or by contacting the Company’s Corporate Secretary at 500 E 84th Ave., Suite A-10, Thornton, CO, 80229.
This filing and the exhibits incorporated by reference herein include forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding the Company’s expectations regarding the Option Exchange Program and the terms, conditions and scope thereof. Forward-looking statements are subject to known and unknown risks and uncertainties. All information provided herein is as of the date hereof, and we undertake no duty to update this information unless required by law.
Item 9.01    Financial Statements and Exhibits

(d)    Exhibits

Exhibit No.	Description
99.1	Electronic Mail Communication sent on August 10, 2022 from Francis Davidson, CEO, to All Employees
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sonder Holdings Inc.

Date: August 10, 2022	By:	/s/ Sanjay Banker
	Name:	Sanjay Banker
	Title:	President and Chief Financial Officer